Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FIRST QUARTER 2023 RESULTS

Results Significantly Exceeded Management Guidance

Substantially Increased Full Year 2023 Outlook

PERRYSBURG, Ohio (April 25, 2023) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the first quarter ended March 31, 2023.

	Net Earnings Attributable to the Company Per Share (Diluted)		Earnings Before Income Taxes $M
	1 Q23	1 Q22	1 Q23	1 Q22
Reported	$1.29	$0.55	$270	$170

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	1Q23	1 Q22	1 Q23	1 Q22
Non - GAAP	$1.29	$0.56	$398	$231
	(Guidance: exceed $0.80 -$0.85)

“We are pleased to report very strong first quarter performance, which significantly exceeded our expectations heading into the period. Higher earnings reflected strong net price realization, solid operating performance and benefits from our ongoing margin expansion initiatives. As expected, sales volume was down from the same period in the prior year given a challenging prior year comparison among other factors. Despite elevated macroeconomic pressure, we are increasingly optimistic about our 2023 performance and have raised our full year guidance,” said Andres Lopez, O-I Glass CEO.

Net sales were $1.8 billion in the first quarter of 2023, up compared to $1.7 billion in the prior year period primarily due to higher selling prices. Sales volume (in tons) was down 8 percent which was partially offset by favorable change in mix. Approximately 3 to 4 percent of the volume decline was attributed to a challenging prior year comparison (up 6.4 percent) amid record low inventories and disruption from temporary external events impacted volumes around 2 percent. Overall, the company estimates underlying market demand was down approximately 2 to 3 percent primarily due to inventory destocking across the supply chain and softer consumer demand in a few markets given macroeconomic uncertainty.

Earnings before income taxes were $270 million in the first quarter of 2023, up $100 million compared to the prior year quarter. Likewise, segment operating profit was $398 million in the first quarter of 2023 compared to $231 million in the prior year period.

•	Americas: Segment operating profit in the Americas was $176 million compared to $129 million in the first quarter of 2022. Segment operating profit benefited from favorable net price as higher selling prices more than offset cost inflation while solid operating and cost performance mitigated the impact of elevated planned project activity. As expected, sales volumes (in tons) declined 5 percent amid a challenging prior year comparison (up 3 percent) as well as disruption from civil unrest in Peru and flooding in Northern California. The impact of lower sales volume was partially offset by a favorable change in mix. Results were negatively impacted $8 million due to divestitures and $2 million from foreign currency translation.

•	Europe: Segment operating profit in Europe was $222 million compared to $102 million in the first quarter of 2022. Segment operating profit benefited from favorable net price as higher selling prices more than offset cost inflation, solid operating performance, benefits from O-I’s margin expansion initiatives, and inventory revaluation. As expected, sales volumes (in tons) declined 12 percent amid a very challenging prior year comparison (up 10 percent) and disruption from general strikes in France. Results were negatively impacted by $1 million due to unfavorable foreign currency translation.

Retained corporate and other costs were $60 million, up compared to $50 million in the first quarter of 2022 primarily due to higher management incentives and cost inflation.

Net earnings attributable to the company were $1.29 per share (diluted) in the first quarter of 2023 compared to $0.55 per share (diluted) in the prior year period. Adjusted earnings were $1.29 per share (diluted) in the first quarter of 2023, compared to $0.56 per share (diluted) in the prior year period. Actual results exceeded original guidance of $0.80 to $0.85 per share.

2023 Outlook

	2Q23 Guidance	Full Year 2023 Guidance
Sales Volume Growth (in Tons)	▼ LSD / MSD	▼ LSD / MSD
Adjusted Earnings Per Share	$0.80 - $0.85	$3.05 - $3.25
Free Cash Flow ($M)	n/a	≥ $475 aFCF / ≥ $175 FCF
Capital Expenditures ($M)	n/a	~ $700 - $725

O-I has increased its full year guidance for adjusted earnings per share, free cash flow and adjusted free cash flow given very good first quarter performance. The company now anticipates 2023 adjusted earnings will approximate $3.05 to $3.25 per share, compared to prior guidance of at least $2.50 per share, reflecting incremental net price realization as well as strong operating and cost performance. Sales volume (in tons) should be down modestly from the prior year given elevated macroeconomic pressure. The company continues to expect strong earnings in the first half of the year while the outlook is intentionally conservative on the second half given increasing risk of recession. O-I’s cash flow guidance has also increased to at least $475 million of adjusted free cash flow and $175 million of free cash flow. The company expects to refine its earnings and cash flow guidance over the course of the year as greater clarity is gained on sales volume and working capital trends.

Second quarter 2023 adjusted earnings should approximate $0.80 to $0.85 per share compared to the prior year quarter of $0.73 per share. Higher earnings are expected to reflect strong net price while sales volume (in tons) will likely be down modestly compared with the prior year due to current inventory destocking actions and softer consumer demand in a few markets. Results are expected to reflect higher costs due to elevated project activity, unfavorable inventory valuation as well as higher interest expense.

O-I’s earnings outlook assumes foreign currency rates as of April  24, 2023, earnings dilution from the company’s portfolio optimization program, and incremental interest expense due to higher prevailing interest rates and debt incurred to fund the Paddock 524(g) trust. The full-year effective tax rate should approximate 23 to 25 percent. The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, and further pandemic effects such as supply chain and labor challenges, among other factors.

Conference Call Scheduled for April 26, 2023

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, April 26, 2023, at 8:00 a.m. EST A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2023 earnings conference call is currently scheduled for Wednesday, August 2, 2023, at 8:00 a.m. EDT.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 24,000 people across 69 plants in 19 countries, O-I achieved net sales of $6.9 billion in 2022. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, adjusted free cash flow and segment operating profit provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Management uses adjusted earnings, adjusted earnings per share and segment operating profit, to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by operating activities plus cash payments to the Paddock 524(g) trust and related expenses less cash payments for property, plant, and equipment. Adjusted free cash flow relates to cash provided by operating activities plus cash payments to the Paddock 524(g) trust and related expenses less cash payments for property, plant and equipment plus cash payments for property, plant and equipment related to strategic or expansion projects. Management has historically used free cash flow and adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow or adjusted free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, and weather, (2) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current conflict between Russia and Ukraine and disruptions in supply of raw materials caused by transportation delays), (3) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (4) competitive pressures, consumer preferences for alternative forms of packaging or consolidation among competitors and customers, (5) the Company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (6) unanticipated operational disruptions, including higher capital spending, (7) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (8) the Company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the Company’s operating efficiency and working capital management, and achieving cost savings, (9) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (10) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (11) the Company’s ability to achieve its strategic plan, (12) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (13) the ability of the Company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (14) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt on favorable terms, (15) foreign currency fluctuations relative to the U.S. dollar, (16) changes in tax laws or U.S. trade policies, (17) risks related to recycling and recycled content laws and regulations, (18) risks related to climate-change and air emissions, including related laws or regulations and increased environmental, social and governance scrutiny and changing expectations from stakeholders regulations and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2023	2022
Net sales	$1,831	$1,692
Cost of goods sold	(1,347)	(1,388)
Gross profit	484	304
Selling and administrative expense	(147)	(119)
Research, development and engineering expense	(19)	(23)
Interest expense, net	(68)	(66)
Equity earnings	30	23
Other income (expense), net	(10)	51
Earnings before income taxes	270	170
Provision for income taxes	(60)	(48)
Net earnings	210	122
Net earnings attributable to noncontrolling interests	(4)	(34)
Net earnings attributable to the Company	$206	$88

Basic earnings per share:
Net earnings attributable to the Company	$1.33	$0.56
Weighted average shares outstanding (thousands)	154,696	155,849

Diluted earnings per share:
Net earnings attributable to the Company	$1.29	$0.55
Diluted average shares (thousands)	159,094	158,798

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,	March 31,
Unaudited	2023	2022	2022
Assets
Current assets:
Cash and cash equivalents	$480	$773	$519
Trade receivables, net	997	760	900
Inventories	1,019	848	837
Prepaid expenses and other current assets	256	222	234
Total current assets	2,752	2,603	2,490

Property, plant and equipment, net	3,062	2,962	2,833
Goodwill	1,867	1,813	1,863
Intangibles, net	267	262	283
Other assets	1,477	1,421	1,408
Total assets	$9,425	$9,061	$8,877

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,304	$1,355	$1,169
Short-term loans and long-term debt due within one year	345	345	67
Other liabilities	606	657	514
Total current liabilities	2,255	2,357	1,750

Long-term debt	4,422	4,371	4,621
Paddock support agreement liability			625
Other long-term liabilities	861	805	779
Share owners' equity	1,887	1,528	1,102
Total liabilities and share owners' equity	$9,425	$9,061	$8,877

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31
Unaudited	2023	2022
Cash flows from operating activities:
Net earnings	$210	$122
Non-cash charges
Depreciation and amortization	118	116
Pension expense	7	8
Gain on sale of divested business		(55)
Cash payments
Pension contributions	(6)	(6)
Cash paid for restructuring activities	(6)	(4)
Change in components of working capital (a)	(536)	(259)
Other, net (b)	20	5
Cash utilized by continuing operating activities	(193)	(73)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(95)	(96)
Contributions and advances to joint ventures	(3)
Net cash proceeds on disposal of other businesses and misc. assets		96
Net cash payments for hedging activity		(2)
Cash utilized in investing activities	(98)	(2)

Cash flows from financing activities:
Changes in borrowings, net	(5)	(112)
Shares repurchased	(10)	(10)
Payment of finance fees		(20)
Net cash receipts (payments) for hedging activity		(7)
Issuance of common stock and other	(1)	(3)
Cash utlilized in financing activities	(16)	(152)
Effect of exchange rate fluctuations on cash	14	21
Change in cash	(293)	(206)
Cash at beginning of period	773	725
Cash at end of period	$480	$519

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At March 31, 2023, December 31, 2022 and March 31, 2022, the amount of receivables sold by the Company was $515 million, $535 million and $461 million, respectively. For the three months ended March 31, 2023 and 2022, the Company's use of its factoring programs resulted in decreases of $20 million and $20 million to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

	Three months ended March 31
Unaudited	2023	2022
Net sales:
Americas	$1,000	$940
Europe	799	708
Reportable segment totals	1,799	1,648
Other	32	44
Net sales	$1,831	$1,692

Earnings before income taxes	$270	$170
Items excluded from segment operating profit:
Retained corporate costs and other	60	50
Items not considered representative of ongoing operations (a)		(55)
Interest expense, net	68	66
Segment operating profit (b):	$398	$231

Americas	$176	$129
Europe	222	102
Reportable segment totals	$398	$231

Ratio of earnings before income taxes to net sales	14.7%	10.0%

Segment operating profit margin (c):
Americas	17.6%	13.7%
Europe	27.8%	14.4%
Reportable segment margin totals	22.1%	14.0%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision (benefit) for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended March 31
	Americas	Europe	Total
Net sales for reportable segments- 2022	$940	$708	$1,648
Effects of changing foreign currency rates (a)	7	(26)	(19)
Price	102	199	301
Sales volume & mix	(41)	(82)	(123)
Divestiture	(8)		(8)
Total reconciling items	60	91	151
Net sales for reportable segments- 2023	$1,000	$799	$1,799

	Three months ended March 31
	Americas	Europe	Total
Segment operating profit - 2022	$129	$102	$231
Effects of changing foreign currency rates (a)	(2)	(1)	(3)
Net price (net of cost inflation)	74	106	180
Sales volume & mix	(14)	(22)	(36)
Operating costs	(3)	37	34
Divestitures	(8)		(8)
Total reconciling items	47	120	167
Segment operating profit - 2023	$176	$222	$398

(a)	Currency effect on net sales and segment operating profit determined by using 2023 foreign currency exchange rates to translate 2022 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended March 31		Three months ended June 30
Unaudited	2023	2022	2022
Net earnings attributable to the Company	$206	$88	$252
Items impacting other income (expense), net:
Charge related to Paddock support agreement liability
Restructuring, asset impairment and other charges			12
Gain on sale of divested business		(55)
Gain on sale leaseback			(182)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		18
Items impacting income tax:
Net expense (benefit) for income tax on items above		10	33
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above		29
Total adjusting items (non-GAAP)	$-	$2	$(137)

Adjusted earnings (non-GAAP)	$206	$90	$115
Diluted average shares (thousands)	159,094	158,798	158,951
Net earnings per share (diluted)	$1.29	$0.55	$1.59
Adjusted earnings per share (non-GAAP)	$1.29	$0.56	$0.73

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the three months ending June 30, 2023 or year ending December 31, 2023 to its most directly comparable GAAP financial measure,Net earnings attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts. Net earnings attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Reconciliation to Free Cash Flow and Adjusted Free Cash Flow

(Dollars in millions)

Forecast
for Year Ended
Unaudited	December 31, 2023
Cash provided by operating activities	$875
Addback: Funding of Paddock 524(g) trust and related expenses
Cash payments for property, plant and equipment	(700)
Free cash flow (non-GAAP)	$175
Addback: Cash payments for property, plant and equipment - strategic/expansion only (non-GAAP)	300
Adjusted free cash flow (non-GAAP)	$475

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2023, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.